UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

COLUMBIA SPORTSWEAR COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Portland, Oregon

April 20, 2007

Dear Shareholders:

You are cordially invited to attend our annual meeting of shareholders at 3:00 p.m. Pacific Time on Thursday, May 17, 2007, at our headquarters at 14375 NW Science Park Drive, Portland, Oregon 97229. Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on the Company’s operations and respond to any questions you may have.

Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting. Please promptly sign, date, and return the enclosed proxy card in the postage-prepaid envelope. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person.

Very truly yours,

/s/ Timothy P. Boyle
Timothy P. Boyle
President and Chief Executive Officer

COLUMBIA SPORTSWEAR COMPANY

14375 NW Science Park Drive

Portland, Oregon 97229

(503) 985-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 17, 2007

Dear Shareholders:

Our annual meeting will be held at 3:00 p.m. Pacific Time on Thursday, May 17, 2007, at 14375 NW Science Park Drive, Portland, Oregon 97229. The purpose of the meeting is:

1.	To elect directors for the next year;

2.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2007; and

3.	To act upon any other matters that may properly come before the meeting.

Only shareholders of record at the close of business on March 22, 2007, are entitled to vote at the meeting. A list of shareholders will be available for inspection beginning April 24, 2007, at our corporate headquarters.

Even if you plan to attend the meeting in person, please sign, date and return the enclosed proxy in the enclosed postage-prepaid envelope. You may attend the meeting in person even if you send in your proxy; you do not need the proxy to be admitted to or identified at the meeting.

By Order of the Board of Directors

/s/ Peter J. Bragdon
Peter J. Bragdon
Vice President, General Counsel and Secretary

Portland, Oregon

April 20, 2007

PROXY STATEMENT

COLUMBIA SPORTSWEAR COMPANY

PROXY STATEMENT

Annual Meeting of Shareholders

SUMMARY OF PROCEDURES

How Proxies Will Be Solicited. The Board of Directors of Columbia Sportswear Company, an Oregon corporation, is soliciting proxies to be used at the annual meeting of shareholders to be held at 3:00 p.m. Pacific Time on Thursday, May 17, 2007, at the Company’s headquarters, located at 14375 NW Science Park Drive, Portland, Oregon 97229 for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement, the form of proxy and our 2006 Annual Report will be mailed to shareholders on or about April 20, 2007, at our cost. The proxy statement and Annual Report are also available on our website at www.columbia.com and the website of the Securities and Exchange Commission at www.sec.gov. We will ask fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of the Company’s stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies will be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, fax, and personal contact. No additional compensation will be paid for these services. We have retained W.F. Doring & Co. to assist in the solicitation of proxies from nominees and brokers at an estimated fee of $3,500 plus related out-of-pocket expenses.

Householding of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are Company shareholders will be householding our proxy materials. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding, please notify your broker or write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. If you currently receive multiple copies of the proxy statement and would like to request householding, please contact your broker.

Who Can Vote. Only shareholders of record at the close of business on March 22, 2007 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting. At the close of business on March 22, 2007, 36,287,018 shares of the Company’s Common Stock, the only authorized voting security of the Company, were issued and outstanding. Because shareholders are entitled to one vote per share, a total of 36,287,018 votes are entitled to be cast at the annual meeting.

How You Can Vote. Mark your proxy, sign and date it, and return it in the enclosed postage-paid envelope. To ensure your vote is counted, we must receive your proxy at or before the annual meeting. All of your shares that have been properly voted and not revoked will be voted at the annual meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy or Change Your Vote. You can revoke your proxy at any time before it is voted at the annual meeting by:

•	Sending written notice of revocation bearing a later date than the date of the proxy to the Secretary;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

•

Attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Peter J. Bragdon, Vice President, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229, or hand-delivered to the Secretary at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 22, 2007, regarding the beneficial ownership of shares of Company Common Stock by (i) each person known by us to own beneficially more than 5% of the Common Stock, (ii) each of our directors and director nominees, (iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the last completed fiscal year (“named executive officers”), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and directors is 14375 NW Science Park Drive, Portland, Oregon 97229. The address for JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Timothy P. Boyle	15,169,558	(2)	41.80
Gertrude Boyle	5,321,373		14.67
Sarah A. Bany	1,672,185	(3)	4.60
Murrey R. Albers	40,421	(4)	*
Stephen E. Babson	26,020	(5)	*
Andy D. Bryant	5,360	(6)	*
Edward S. George	48,028	(7)	*
Walter T. Klenz	38,401	(8)	*
John W. Stanton	318,292	(9)	*
Patrick D. Anderson	89,105	(10)	*
Mark J. Sandquist	50,765	(11)	*
Bryan L. Timm	80,281	(12)	*
JPMorgan Chase & Co.	2,660,134	(13)	7.33
All executive officers and directors as a group (17 persons)	22,929,498	(14)	62.38

*	Less than 1%.

(1)	Shares that the person or group has the right to acquire within 60 days after March 22, 2006 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)	Includes (a) 322,179 shares held in trust, for which Mr. Boyle’s wife is trustee, for the benefit of Mr. Boyle’s children, and (b) 417 shares held in trust for Mr. Boyle’s wife, for which she is trustee. Mr. Boyle disclaims beneficial ownership of these shares. Also includes 43,284 shares held in grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary.

(3)	Includes (a) 854,669 shares held in grantor retained annuity trusts for which Ms. Bany is trustee and income beneficiary, (b) 42,716 shares subject to options exercisable within 60 days after March 22, 2007, and (c) 935 shares subject to restricted stock units (“RSUs”) that vest within 60 days after March 22, 2007. Also includes 7,500 shares held by the Marie Lamfrom Charitable Foundation, for which Ms. Bany is a trustee. Ms. Bany disclaims beneficial ownership of these shares.

(4)	Includes 38,587 shares subject to options exercisable within 60 days after March 22, 2007, and 334 shares subject to RSUs that vest within 60 days after March 22, 2007.

(5)	Includes (a) 750 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 1,500 shares held by the Jean McCall Babson Trust, for which Mr. Babson is trustee and whose beneficiaries include members of Mr. Babson’s family, (c) 21,936 shares subject to options exercisable within 60 days after March 22, 2007, and (d) 334 shares subject to RSUs that vest within 60 days after March 22, 2007.

(6)	Includes 4,026 shares subject to options exercisable within 60 days after March 22, 2007, and 334 shares subject to RSUs that vest within 60 days after March 22, 2007.

(7)	Includes 7,800 shares held by George Family Investment L.P. and 6,400 shares held by The George Family Trust, for which Mr. George is a trustee. Mr. George disclaims beneficial ownership of these shares. Also includes 32,494 shares subject to options exercisable within 60 days after March 22, 2007, and 334 shares subject to RSUs that vest within 60 days after March 22, 2007.

(8)	Consists of 37,466 shares subject to options exercisable within 60 days after March 22, 2007, and 935 shares subject to RSUs that vest within 60 days after March 22, 2007.

(9)	Includes 25,000 shares held by the Aven Foundation, for which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares. Also includes 14,380 shares subject to options exercisable within 60 days after March 22, 2007, and 334 shares subject to RSUs that vest within 60 days after March 22, 2007.

(10)	Includes 80,634 shares subject to options exercisable within 60 days after March 22, 2007.

(11)	Includes 50,500 shares subject to options exercisable within 60 days after March 22, 2007.

(12)	Includes 73,938 shares subject to options exercisable within 60 days after March 22, 2007.

(13)	Based solely upon information reported in a Schedule 13G filed on February 5, 2007, reporting beneficial ownership as of December 31, 2006, JPMorgan Chase & Co. has sole power to vote or to direct the vote for 2,163,892 shares, has shared power to vote or to direct the vote for 390,742 shares, has sole power to dispose or to direct the disposition of 2,267,600 shares, and has shared power to dispose or to direct the disposition of 389,812 shares. JPMorgan Chase & Co. is the beneficial owner of these shares on behalf of other persons known to have one or more of the following: the right to receive dividends for these securities, the power to direct the receipt of dividends from these securities, the right to receive the proceeds from the sale of these securities, and the right to direct the receipt of proceeds from the sale of these securities. None of these persons are known to own more than 5% of the Company’s Common Stock.

(14)	Includes 465,486 shares subject to options exercisable within 60 days after March 22, 2007, and 3,540 shares subject to RSUs that vest within 60 days after March 22, 2007.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Independence. The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter that is available for review on our website at www.columbia.com. Under our Nominating and Corporate Governance Committee Charter, which adopts the standards for “independence” under the applicable NASDAQ listing rules and the Securities and Exchange Commission rules, a majority of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has determined that Messrs. Albers, Babson, Bryant, George, Klenz and Stanton are independent and, accordingly, a majority of our Board of Directors is independent. In addition, all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent.

The Company has also adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and all other Company directors, officers and employees. A copy of our Code of Business Conduct and Ethics is available on our website at www.columbia.com.

Communications with Board. Any shareholder may communicate with the Board of Directors, individually or as a group, by writing to the member or members of the Board of Directors, c/o Peter J. Bragdon, Vice President, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the individual director to whom it is addressed. Communications with the Board of Directors regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the Director Nomination Policy described below.

Board Meetings. The Board of Directors met seven times in 2006. Four executive sessions of the Board of Directors were held in 2006. Each director except Mr. Stanton attended at least 75 percent of the total number of meetings of the Board of Directors and of any committee on which he or she served in 2006. We do not maintain a formal policy regarding director attendance at annual shareholder meetings; however, we encourage directors to attend the annual meeting of shareholders. Seven directors attended our 2006 annual meeting of shareholders.

Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operate under a written charter that is available for review on our website at www.columbia.com. The current membership of each committee and its principal functions, as well as the number of times it met during fiscal year 2006, is described below.

Audit Committee. The Audit Committee is composed of Messrs. George, Bryant, and Stanton. The Board of Directors has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Mr. George is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth below in “Report of the Audit Committee.” The Audit Committee met four times in 2006.

Compensation Committee. The Compensation Committee is composed of Messrs. Albers, Babson and Klenz. The Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s 1997 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan, and the Executive Incentive Compensation Plan. The Compensation Committee met five times in 2006. The Compensation Committee’s processes and procedures for determining compensation for the Company’s executive officers and directors are described below in “Compensation Committee Report.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Babson, Albers, Bryant, George, Klenz and Stanton. The Nominating and Corporate

Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members, and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The Nominating and Corporate Governance Committee met four times in 2006.

Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee c/o Peter J. Bragdon, Vice President, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Nominating and Corporate Governance Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by December 31, 2007 will be considered for nomination at the 2008 Annual Meeting of Shareholders. Recommendations received after December 31, 2007 will be considered for nomination at the 2009 Annual Meeting of Shareholders.

Following the identification of the director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and determines by majority vote the candidate(s) who the Nominating and Corporate Governance Committee believes will best serve the Company. In evaluating director candidates, the Nominating and Corporate Governance Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable NASDAQ listing and Securities and Exchange Commission rules. The Committee also believes key members of our management should participate as members of the Board.

Related Transactions Approval Process. Our Nominating and Corporate Governance Committee generally approves in advance any transactions with related persons pursuant to our related person transaction approval policy. Our policy requires that the Committee review the material facts of any transaction that could potentially qualify as a “related person transaction” as defined in applicable Securities and Exchange Commission rules and either approve or disapprove of our entry into the transaction. If advance Committee approval is not feasible, the related person transaction is considered, and if the committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person under the same or similar circumstances and the extent of the related person’s direct or interest in the transaction. If a related person transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Committee reviews and assesses ongoing relationships with the related person annually to see that they are in compliance with the Committee’s guidelines and are appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and beneficial owners of more than 10% of the Common Stock are required to furnish to us copies of all section 16(a) reports they file. Based solely on a review of reports that we received and on written representations from reporting persons regarding compliance, we believe that all section 16(a) transactions were reported on a timely basis, except that reports on Form 4 for 28 sale transactions completed on seven trading days were filed late by Ms. Bany.

AUDIT COMMITTEE REPORT

The Audit Committee’s role is to provide governance, guidance, and oversight regarding financial information provided by the Company to the public or governmental bodies, the Company’s systems of internal controls, and the Company’s auditing, accounting, and financial reporting processes in general. The Audit Committee regularly meets with management and the Company’s independent auditors, Deloitte & Touche LLP, to discuss, among other things, the preparation of financial statements, including key accounting and reporting issues. In accordance with the Audit Committee charter, the Audit Committee also oversees the relationship between the Company and its outside auditors, including recommending their appointment, reviewing the scope and pre-approving their services and related fees, and assessing their independence.

The Audit Committee has:

•	Reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements;

•	Discussed with Deloitte & Touche LLP the matters required to be discussed under generally accepted auditing standards and Statement on Auditing Standards No. 61 (Communication with Audit Committees);

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

•

Reviewed and approved the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services, and discussed whether Deloitte & Touche LLP’s provision of non-audit services was compatible with maintaining its independence; and

•	Established policies and procedures under which all audit and non-audit services performed by the Company’s independent auditors must be approved in advance by the Audit Committee.

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that these services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and Company management to determine whether or not they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2006, be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Edward S. George—Chairman

Andy D. Bryant

John W. Stanton

PRINCIPAL ACCOUNTANT FEES AND SERVICES

	2005	2006
Audit Fees(1)	$1,163,144	$1,148,411
Audit-Related Fees(2)	37,711	14,300
Tax Fees(3)	1,161,891	343,829
All Other Fees	—	—

Total	$2,362,746	$1,506,540

(1)	Fees for audit services billed to the Company by Deloitte & Touche LLP in 2005 and 2006 consisted of:

•	Audit of the Company’s annual financial statements and Sarbanes-Oxley Act, Section 404 related services;

•	Reviews of the Company’s quarterly financial statements; and

•	Statutory and regulatory audits, consents and other services related to Securities and Exchange Commission matters.

(2)	Fees for audit-related services billed to the Company by Deloitte & Touche LLP in 2005 and 2006 consisted of:

•	Financial accounting and reporting consultations;

•	Employee benefit plan audits;

•	Due diligence associated with acquisitions;

•	Opening and closing balance sheet audits/reviews of an acquisition; and

•	Agreed-upon procedures engagements.

(3)	Fees for tax services billed to the Company by Deloitte & Touche LLP in 2005 and 2006 consisted of:

•	Federal tax return compliance assistance;

•	Foreign tax compliance, planning and advice;

•	VAT planning and advice;

•	Requests for technical advice from taxing authorities;

•	Assistance with tax audits and appeals; and

•	Preparation of expatriate tax returns.

Pre-Approval Policy. All of the services performed by Deloitte & Touche LLP in 2006 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires the Audit Committee to periodically review and revise (a) a description of the services provided or expected to be provided by the independent auditors in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman updates the Audit Committee at the next regularly scheduled meeting of any services for which he granted specific pre-approval.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Murrey R. Albers—Chairman

Stephen E. Babson

Walter T. Klenz

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Leadership and motivation of our executive officers are critical to the Company’s long-term success. We believe our executive officer compensation program enables us to attract, retain and motivate key high-quality executive officers who are primarily responsible for the long-term success of the Company. Our executive officer compensation program also seeks to align these officers’ compensation with our short- and long-term operating and stock market performance. We have designed this program to achieve these objectives by:

•	Providing total compensation that is competitive with other companies in our industry;

•	Linking bonuses to corporate and individual performance; and

•	Aligning management interests with shareholder interests by tying executive officer compensation in part to long-term shareholder returns.

The market for high quality executive officers in our industry is competitive. As with any company, part of attracting and keeping the executive officers we want involves offering total compensation packages that are competitive with those offered by other companies. In our view, a competitive pay package in our industry includes a salary that guarantees a minimum level of compensation for an executive officer, a meaningful bonus tied to achievement of both corporate and individual objectives, equity incentives that offer significant rewards if the market price of our common stock increases in the future, and benefits consistent with what is offered by similar companies. The total compensation package for our executive officers is substantially weighted toward incentive compensation tied to corporate and individual performance and equity incentives. Therefore, when targeted performance levels are not achieved and/or our stock decreases, executive officer compensation is substantially reduced. When targeted performance levels are exceeded and our stock price increases, executive officer compensation is substantially increased.

We have no severance payment arrangements and no change of control agreement with any of our named executive officers.

Compensation Process

The Board of Directors or the Compensation Committee makes all executive officer compensation decisions. Each year, the Committee reviews and evaluates the compensation paid to our executive officers and determines the base salary, target bonus and the equity related grants for each executive officer.

In determining the total compensation for each executive officer, the Compensation Committee considers the specific recommendations of the Company’s President and Chief Executive Officer and the Vice President of Human Resources, input from the Committee’s outside compensation consultant, and the Committee’s own assessment of the executive officer’s performance, the executive officer’s expectations and other factors it deems relevant.

Our President and Chief Executive Officer’s and our Vice President of Human Resources’ recommendations to the Compensation Committee typically include discussion of the role and responsibilities of the executive officer within the Company, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer’s own expectations, and competitive and market considerations. Although our President and Chief Executive Officer and our Vice President of Human Resources make recommendations regarding the executive officers, neither participates in the discussions concerning his or her own compensation. Our President and Chief Executive Officer does not make recommendations regarding his own compensation, which is solely the responsibility of the Compensation Committee.

The Compensation Committee retained PricewaterhouseCoopers as its outside compensation consultant for 2006. The Committee chose PricewaterhouseCoopers primarily because of the competence, knowledge,

background and reputation of the representative who advises the Committee. Among other things, PricewaterhouseCoopers provides the Committee with information about market trends in executive officer compensation, general information on compensation practices at other companies, specific data on the compensation paid to executive officers at peer companies, and analysis of performance measures used in incentive programs.

We use multiple compensation survey sources, including general industry surveys, retail/wholesale surveys, and apparel industry surveys. We participate in the Towers Perrin (retail/wholesale) and ICR Limited (apparel) specialty surveys. PricewaterhouseCoopers compiles the data from these sources and from surveys purchased from Mercer Human Resource Consulting (general industry) and Watson Wyatt Data Services (general industry). These surveys include companies that are both smaller and larger than the Company based on annual revenues and market capitalization; PricewaterhouseCoopers applies revenue-based regression analysis to the data for comparability purposes. We use the resulting information as a benchmark to evaluate each executive officer’s base salary, total cash compensation (base salary plus target annual cash bonus) and total direct compensation (base salary plus target annual cash bonus plus expected value of long-term, equity incentives). In general, we target compensation for our executive officers at approximately the 50th percentile of the modified survey group for executive officers with similar job responsibilities.

PricewaterhouseCoopers reports on executive officer compensation matters and makes recommendations directly to the Compensation Committee. From time to time the Vice President of Human Resources provides information and feedback to PricewaterhouseCoopers on various compensation matters and uses PricewaterhouseCoopers as compensation consultants. Moreover, PricewaterhouseCoopers provides our Vice President of Human Resources and our President and Chief Executive Officer with copies of the information provided to the Committee.

Elements of Compensation

For 2006, our compensation program for named executive officers consisted of the following four main components:

•	Base salary;

•	Annual, short-term incentive compensation;

•	Long-term, equity-based incentive compensation consisting of performance-based restricted stock units (“RSUs”), and stock options; and

•	Benefits and perquisites.

We choose to build our compensation program for named executive officers around these elements because each individual component is useful in achieving one or more of the objectives of the program and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.

Weighting of Elements

The use and weight of each compensation element is based on a subjective determination by the Compensation Committee of the importance of each in meeting our overall objectives. In general, we seek to put a significant amount of each named executive officer’s total potential compensation “at risk” based on corporate, individual and stock price performance. As a result, compensation paid on an ongoing, current basis in the form of base salary, benefits and perquisites generally represents less than half of each named executive officer’s potential total compensation at target performance levels.

Non-cash compensation includes equity grants of stock options and performance-based RSUs. Stock options provide long-term incentives to increase shareholder value as well as a retention mechanism for highly-valued named executive officers. Performance-based RSUs provide a similar incentive to stock options, but have some retention value even without stock price appreciation and also encourage the achievement of specific performance objectives. Annual compensation paid to our named executive officers, other than our President and Chief Executive Officer and our Chairman, in the form of cash generally represents approximately 60 percent, and consequently non-cash compensation generally represents approximately 40 percent, of each named executive officer’s potential total compensation at target performance levels. Our President and Chief Executive Officer, who currently holds approximately 42 percent of our outstanding common stock, and our Chairman, who currently holds approximately 15 percent of our outstanding common stock, have not received, and in 2006 did not receive, any equity compensation awards. In general, the Committee’s intention is to grant competitive equity compensation awards.

Base Salary

The Compensation Committee generally reviews and approves base salaries for named executive officers annually and in connection with promotions or changes in responsibilities. When determining salaries, the Compensation Committee takes into account survey group data, as well as each individual’s job responsibility, experience level, individual performance, the amount and nature of the other compensation paid to the named executive officer and the named executive officer’s own expectations. Each named executive officer’s salary is reviewed annually and adjustments may be made when appropriate to reflect competitive market factors and the individual factors described above. Base salaries for our named executive officers generally have been at or below the 50th percentile of the survey group.

Short-term Incentive Compensation

Executive Incentive Compensation Plan. We have established an Executive Incentive Compensation Plan for executive officers that provides for the payment of bonuses to motivate and reward achievement of corporate objectives. The plan satisfies the requirements of Section 162(m) of the Internal Revenue Code for shareholder-approved, performance-based compensation. The Compensation Committee generally determines the structure of the overall short-term incentive program at the beginning of the year. In setting the structure and the amount of the overall bonus target, the Committee considers the Company’s strategic goals and plan, its operational and financial budget, and other factors, all of which are designed to improve shareholder value. The maximum bonus payable to any executive officer under the plan for a calendar year is $2 million.

Performance and Bonus Targets. The amount of the target bonus for each named executive officer is based on substantially the same factors as those factors used to determine salaries. The amount of the actual bonus paid under the plan to each named executive officer is based on the extent to which the Company meets a performance target set by the Compensation Committee, which consists of a net income goal, subject to specified adjustments, and constitutes 80 percent of the total bonus potentially payable to the executive officer. The remaining 20 percent of the total bonus is based on the named executive officer’s performance during the year.

The portion of the bonus paid to a named executive officer under the plan based on the extent to which the Company meets the performance target may exceed his or her target bonus under the plan. For 2006, the total amount available to be paid under the plan to named executive officers other than our President and Chief Executive Officer based on the extent to which the Company meets the performance target was up to 24 percent of the named executive officer’s base salary if company performance was 80 percent of target, up to 40 percent of the named executive officer’s base salary if company performance was 100 percent of target, and up to 72 percent if company performance was 120 percent of target. For 2006 the total amount available to be paid under the plan to our President and Chief Executive Officer based on the extent to which the Company meets the performance target was up to 46 percent of his base salary if company performance was 80 percent of target, up to 110 percent of his base salary if company performance was 100 percent, and up to 198 percent of his base salary if company performance was 120 percent. Our President and Chief Executive Officer’s target bonus amounts constitute a greater percentage of his base salary than the other named executive officers in part because, unlike the other named executive officers (excluding our Chairman), our President and Chief Executive Officer to date has not received equity compensation awards.

The target based on the Company’s performance is set to align with the Company’s strategic plan and expectations regarding the Company’s performance. Over the past four years, the Company has achieved performance in excess of the target three times, but has not achieved the maximum performance level. The payout percentage over the past four years has been between approximately 82 percent and 108 percent of the participants’ target award opportunity, with an average payout percentage over the past four years of 100.3 percent of the target award opportunity. Generally, the Compensation Committee sets the minimum and maximum performance target levels so that the relative difficulty of achieving the target level is consistent from year to year.

The Compensation Committee determines whether the named executive officer has met or exceeded the individual performance objectives, which are set early in the year by our President and Chief Executive Officer. This determination is based in large part on our President and Chief Executive Officer’s assessment of the named executive officer’s performance against those objectives. If the Compensation Committee determines that the named executive officer has met or exceeded the individual performance objectives and company performance was at least 65 percent of corporate performance target under the plan, the full bonus amount based on achievement of the individual performance objectives, which constitutes 20 percent of the named executive officer’s total potential bonus, is awarded to the named executive officer. If the Compensation Committee determines that the named executive officer has not met the individual performance objectives, the corresponding bonus amount may be reduced or eliminated.

Committee Discretion. The Compensation Committee may reduce the amount payable under the Executive Incentive Compensation Plan to a named executive officer by up to 100 percent, based on factors that it determines warrant such a reduction, but historically has not exercised this discretion to any significant degree. The Committee also has the discretion, at or prior to the time it sets the performance target, to include or exclude any extraordinary items affecting the performance target and to adjust the performance target to take into account changes in accounting.

Equity-Based Incentives

General Approach to Equity Incentives and Grants. Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our common stock increases provides an appropriate additional incentive to the executive officers to work toward this goal. In order to determine the amount and nature of the equity incentives to be granted to an executive officer, the Compensation Committee considers, in addition to the factors described above, awards previously granted to each individual, each individual’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the individual’s outstanding awards, comparison of individual awards between executive officers and in relation to other compensation elements, shareholder dilution, and total accounting expense. Because our Chairman and our President and Chief Executive Officer each hold substantial amounts of our outstanding common stock, however, to date we have not granted equity-based incentives to these executive officers. In addition, we have no equity ownership requirements for executive officers.

Our equity awards to named executive officers take the form of performance-based RSUs and stock options. Each form of equity award constitutes approximately 50 percent of the overall long-term incentive we provide to named executive officers.

Restricted Stock Units. In 2006, we shifted toward granting RSUs to our executive officers in addition to stock options. Performance-based RSUs offer incentives based on the key operating measures of operating income growth and return on invested capital. We believe that RSUs offer similar incentives to stock options since they reward increases in the market price of the Company’s Common Stock, and in that way tie the interests of executive officers to our shareholders’ interests. Unlike stock options, however, these awards can provide retention value even if our stock price does not increase and also subject executive officers to the same downside risk experienced by shareholders. Further, because of the perceived value of RSUs, we have been able to offer somewhat reduced total grant values than we previously offered solely in the form of stock options. This has reduced the shareholder dilution associated with our equity incentive programs. Finally, we believe that RSUs and restricted stock will be used increasingly by other companies as the primary equity incentives and we will need to offer these types of incentives to remain competitive in attracting and retaining executive officers.

Stock Options. Prior to 2006, our primary long-term incentive compensation had been through granting of stock options. Stock options offer the possibility of very large gains if our stock appreciates significantly, but no value and little incentive if our stock price drops. Although we have shifted away from granting solely stock options to granting a mix of stock options and performance-based RSUs, we expect to continue to make annual stock option grants to motivate named executive officers. Stock options granted under our stock option plan have exercise prices not less than 100% of the closing market price of our common stock on the date of the option grant.

Vesting. All of our equity incentives are subject to vesting. Performance-based RSUs granted to named executive officers in 2006 vest on the first anniversary of the last day of a three-year performance period. The number of performance-based RSUs that vest are determined by reference to achievement of specified performance goals during the performance period. Twenty percent of the award, the individual performance component, is subject to forfeiture based on achievement of individual performance ratings. Each named executive officer will forfeit one-third of the individual performance component each time the named executive officer receives less than an “exceeds expectations” rating on any of the named executive officer’s three annual evaluations in the performance period. Eighty percent of the award, the Company performance component, is subject to increase or forfeiture based on specified cumulative operating income and average return on invested capital levels in the performance period. If minimum levels of cumulative operating income and average return on invested capital are not met, each named executive officer will forfeit the entire company performance component of the award. Above these minimum levels, each named executive officer may be awarded from 25 percent to 200 percent of the target company performance component, depending on the relative achievement of the target levels of cumulative operating income and average return on invested capital. Generally, the Compensation Committee intends to set the minimum and maximum levels of cumulative operating income and average return on invested capital so that the relative difficulty of achieving these levels is consistent over each three-year performance period.

RSU vesting and stock option vesting are suspended during certain leaves of absence. The delayed vesting of our equity incentives provides a significant incentive for named executive officers to remain with the Company through the vesting period, particularly if our stock price has increased since the incentive was granted and/or is perceived to increase in the future.

Equity Granting Practices

Our practice has been to grant equity incentives to executive officers and non-executive employees on an annual basis, usually in the second quarter of each year. In connection with our transition to the use of both stock options and performance-based RSUs as named executive officer equity compensation, for 2006 these equity incentives were granted in the third quarter. Under our current written policy, annual equity incentives are granted at the Compensation Committee’s first regularly scheduled meeting of the year, which usually is in January. The grants are made after completion of our annual performance review process. Individual grant amounts and all terms of the award are approved by the Committee at the meeting, and the exercise price per share for each stock option granted is the per share closing market price of our common stock on the grant date.

Grants of equity incentives to non-executive employees residing in the United States generally are delegated to the Special Option Committee of our Board of Directors at the Compensation Committee’s first regularly scheduled meeting of the year. The Compensation Committee approves the aggregate grant amounts and terms other than price at the meeting, after which the Special Option Committee determines which particular non-executive employees will receive grants and the specific amounts of any equity incentive that will be granted to the non-executive employee. The Special Option Committee then grants these equity incentives on the last trading day in February, and the exercise price per share for each stock option granted is the per share closing market price of our common stock on the grant date.

Grants of equity incentives to non-executive employees residing outside the United States generally are delegated to the Special Option Committee at the Compensation Committee’s first regularly scheduled meeting of the year. The Compensation Committee approves the aggregate grant amounts and most terms other than price at the meeting. The Special Option Committee may approve terms necessary or advisable to adhere to local laws, and the Special Option Committee determines which particular non-executive employees will receive grants and the specific amounts of any equity incentive that will be granted to the non-executive employee. The Special Option Committee then generally grants these equity incentives on the last trading day in February, and the exercise price per share for each stock option granted is the per share closing market price of our common stock on the grant date. If is it not possible to grant the equity incentives on the last trading day in February because of administrative or other reasons, including the time needed to comply with local laws, the Special Option Committee will grant the equity incentives on the last trading day in March. Regardless, the exercise price per share for each stock option granted is the per share closing market price of our common stock on the particular grant date.

In addition, the Compensation Committee grants equity incentives to newly hired executive officers and for executive officer promotion or retention purposes. The Compensation Committee also delegates authority to the Special Option Committee to grant equity incentives to newly hired non-executive employees and for non-executive employee promotion or retention purposes. Equity incentives for newly hired executive officers and non-executive employees, and for non-executive employee promotion and retention purposes, are granted on the last trading day of the month in which the newly hired executive officer commences employment or in which the promotion or retention grant is made. Equity incentives for executive officer promotion and retention purposes are granted on the date the Compensation Committee authorizes the particular grant. In all of these cases, the exercise price per share for each stock option granted is the per share closing market price of our common stock on the particular grant date.

We have no program or practice to time equity incentive grants in connection with the release of material non-public information.

Benefits and Perquisites

We provide our named executive officers with benefits and perquisites consistent with what other similar companies provide. In 2006, our named executive officers were offered other benefits that were substantially the same as those offered to all U.S. employees. These benefits included a 401(k) plan and medical, dental and vision insurance.

Substantially all of our U.S. employees with more than 90 days service participate in our 401(k) plan. We have historically made discretionary matching and non-matching contributions. The non-matching contributions take the form of profit sharing. Our Board of Directors determines all contributions to the 401(k) plan.

We also provide an enhanced long-term disability benefit to our named executive officers. This benefit is designed to provide additional protection to our named executive officers in the event of catastrophic illness or disability.

We provide our Chairman and our President and Chief Executive Officer and his dependents with health insurance at no cost to these executive officers, and we reimburse our Chairman and our President and Chief Executive Officer for health care plan deductibles, co-payments, and other out-of-pocket health care expenses up to a maximum aggregate amount of $100,000 per individual and each dependent per year. We also pay certain club membership fees for our Chairman and our President and Chief Executive Officer.

Tax Considerations

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code when determining the compensation of executive officers. Section 162(m) limits the amount that we may deduct for compensation paid to the Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. We believe that compensation paid under our executive officer incentive plans is generally fully deductible for federal income tax purposes. In various situations, however, the Committee may approve compensation that will not meet these requirements as a means to ensure competitive levels of total compensation for its executive officers. In any event, the Committee intends to maintain an approach to executive officer compensation that strongly links pay to performance.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Timothy P. Boyle President and Chief Executive Officer	2006	739,980	162,800	—	—	814,000	28,941	1,745,721

Gertrude Boyle Chairman of the Board	2006	735,000	58,800	—	—	294,000	24,834	1,112,634

Patrick D. Anderson Vice President and Chief Operating Officer	2006	360,500	27,398	12,551	360,393	144,200	19,382	924,424

Mark J. Sandquist Vice President of Apparel and Equipment	2006	307,218	29,018	14,833	283,498	120,090	20,585	775,242

Bryan L. Timm Vice President and Chief Financial Officer	2006	334,125	25,740	14,833	396,020	128,700	17,862	917,280

(1)	The amounts set forth in “Salary” include payments for cash-out of personal time off. As a result, the salary paid to an executive officer during the year (as reported on a cash basis in the table above) may vary from the executive officer’s annualized salary.

(2)

The amounts set forth in “Stock Awards” and “Option Awards” are the dollar amounts recognized for equity awards for financial statement reporting purposes in accordance with the requirements of Statement of Financial Accounting Standard No. 123R, Share-Based Payment (“SFAS 123R”). This includes amounts related to awards granted in and prior to the fiscal year covered. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which performance conditions are ultimately met and the market value of our Common Stock in future periods. Assumptions used in the calculation of these amounts are described in Notes 2 and 13 of the Company’s consolidated financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2007.

(3)	The amounts set forth in “Non-Equity Incentive Plan Compensation” were determined by the Compensation Committee at its January 18, 2007 meeting and paid shortly thereafter.

(4)	The amounts set forth in “All Other Compensation” consist of the following, as applicable to each named executive officer: profit share and matching contributions under the Company’s 401(k) Profit Sharing Plan, executive officer disability insurance premium payments, payments for health care benefits not provided to other employees, and/or miscellaneous club membership fees as further described in the Compensation Discussion and Analysis above.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy P. Boyle	1/20/2006	177,600	651,200	1,302,400	—	—	—	—	—	—

Gertrude Boyle	1/20/2006	44,100	235,200	470,400	—	—	—	—	—	—

Patrick D. Anderson	1/20/2006 7/20/2006 7/20/2006	21,630 — —	115,360 — —	230,720 — —	— 440 —	— 2,200 —	— 3,960 —	— — 4,200	— — 43.83	— 96,426 72,150

Mark J. Sandquist	1/20/2006 7/20/2006 7/20/2006	18,013 — —	96,072 — —	192,143 — —	— 520 —	— 2,600 —	— 4,680 —	— — 5,200	— — 43.83	— 113,958 89,328

Bryan L. Timm	1/20/2006 7/20/2006 7/20/2006	19,305 — —	102,960 — —	205,920 — —	— 520 —	— 2,600 —	— 4,680 —	— — 5,200	— — 43.83	— 113,958 89,328

(1)	The amounts set forth in “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” represent the threshold, target and maximum payout amounts for 2006 awards under the Company’s Executive Incentive Compensation Plan. Payouts under these awards have been completed; actual amounts received by each named executive officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	The amounts set forth in “Estimated Future Payouts Under Equity Incentive Plan Awards” represent the threshold, target, and maximum number of RSUs that may be earned by each of the named executive officers during the July 20, 2006 through December 31, 2008 performance period, depending on the extent to which individual and company performance goals are met or exceeded. RSUs earned during the performance period will vest on December 31, 2009.

(3)	The amounts set forth in “Grant Date Fair Value of Stock and Option Awards” are the total dollar amounts that may be recognized for each award for financial statement reporting purposes over the award’s vesting schedule in accordance with SFAS 123R. For RSUs, the value is equal to the closing market price of our Common Stock on the grant date multiplied by the target number of RSUs that may be earned. For stock options, the value is calculated using the Black-Scholes value on the grant date. The values associated with RSUs reflect our accounting expense if target performance goals are met (but not exceeded) and may not correspond to either the actual amount expensed by the Company in future periods or the actual value eventually realized by the named executive officers, which depend on the extent to which performance conditions are ultimately met and the market value of our Common Stock in future periods. Assumptions used in the calculation of these amounts are described in Notes 2 and 13 of the Company’s consolidated financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		OPTION AWARDS				STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Patrick D. Anderson	04/21/00	1,051	—	15.709	04/20/10	—	—
	03/19/01	26,250	—	31.354	03/18/11	—	—
	04/19/02	30,000	—	38.290	04/18/12	—	—
	03/11/03	27,500	2,500	33.690	03/10/13	—	—
	05/13/04	12,500	7,500	53.120	05/12/14	—	—
	09/06/05	5,000	—	45.880	09/05/15	—	—
	07/20/06	—	4,200	43.830	07/19/16	—	—
	07/20/06	—	—		—	440	24,508

		102,301	14,200			440	24,508

Mark J. Sandquist	01/28/00	226	—	12.167	01/27/10	—	—
	03/19/01	5,750	—	31.354	03/18/11	—	—
	04/19/02	15,000	—	38.290	04/18/12	—	—
	03/11/03	9,167	833	33.690	03/10/13	—	—
	05/13/04	7,500	4,500	53.120	05/12/14	—	—
	09/06/05	15,000	—	45.880	09/05/15	—	—
	07/20/06	—	5,200	43.830	07/19/16	—	—
	07/20/06	—	—		—	520	28,964

		52,643	10,533			520	28,964

Bryan L. Timm	01/28/00	656	—	12.167	01/27/10	—	—
	06/12/00	1,933	—	18.125	06/11/10	—	—
	03/19/01	5,305	—	31.354	03/18/11	—	—
	04/19/02	15,000	—	38.290	04/18/12	—	—
	08/23/02	15,000	—	38.990	08/22/12	—	—
	03/11/03	16,500	1,500	33.690	03/10/13	—	—
	05/13/04	9,375	5,625	53.120	05/12/14	—	—
	09/06/05	15,000	—	45.880	09/05/15	—	—
	07/20/06	—	5,200	43.830	07/19/16	—	—
	07/20/06	—	—		—	520	28,964

		78,769	12,325			520	28,964

(1)	Option Grant Date	Vesting Schedule
	January 28, 2000	Vested ratably over a period of 60 months beginning on February 1, 2000
	April 21, 2000	Vested ratably over a period of 60 months beginning on May 1, 2000
	June 12, 2000	Vested ratably over a period of 60 months beginning on July 1, 2000
	March 19, 2001	25% vested April 1, 2002, and the remaining 75% vested ratably over the following 36 months

	April 19, 2002	25% vested May 1, 2003, and the remaining 75% vested ratably over the following 36 months
	August 23, 2002	25% vested September 1, 2003, and the remaining 75% vested ratably over the following 36 months
	March 11, 2003	25% vested on April 1, 2004, and the remaining 75% vest ratably over the following 36 months
	May 13, 2004	25% vested on June 1, 2005, and the remaining 75% vest ratably over the following 36 months
	September 6, 2005	100% vested on September 6, 2006
	July 20, 2006	25% vest on July 20, 2007, and the remaining 75% vest ratably over the following 36 months

(2)	The amounts set forth in “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” represent the threshold number of RSUs that may be earned by each of the named executive officers during the July 20, 2006 through December 31, 2008 performance period, depending on the extent to which individual and company performance goals are met or exceeded. RSUs earned during the performance period will vest on December 31, 2009.

(3)	Calculated using a value of $55.70 per share, the closing market price of the Company’s Common Stock on December 29, 2006, the last business day of the year, multiplied by the threshold number of RSUs granted in 2006 that may be earned during the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Patrick D. Anderson	8,471	390,149

DIRECTOR COMPENSATION

Our director compensation program is intended to enable us to:

•	Attract and retain qualified non-employee directors by providing total compensation that is competitive with other companies; and

•	Align directors’ interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.

In setting director compensation, we consider compensation offered to directors by other companies, the amount of time that our directors spend providing services to us, and the experience, skill and expertise that our directors have. Directors who are employees of the Company receive no separate compensation for their service as directors.

Beginning May 18, 2006, each director who is not an employee of the Company receives:

•	a $60,000 annual board service fee;

•	a $10,000 annual committee service fee for each committee on which the director serves as a member;

•	a $15,000 annual committee chair fee for each committee (except the Audit Committee) that the director serves on as chair;

•	a $20,000 annual Audit Committee chair fee if the director chairs the Audit Committee;

•	a $3,500 Company merchandise allowance;

•	reasonable out-of-pocket expenses incurred in attending meetings; and

•	an annual equity award as follows:

•

a stock option grant valued at $50,000 (using the Black-Scholes valuation method) to purchase shares of our Common Stock at an exercise price equal to the closing market price of our Common Stock on the date of grant, and

•	a grant of restricted stock units valued at $50,000 based on the closing market price of our Common Stock on the date of grant.

One-third of the stock options become exercisable and one-third of the shares of restricted stock units vest annually on each anniversary of the grant date. Directors may elect to receive equity compensation in lieu of the $60,000 cash retainer, allocated between stock options and restricted stock unit awards and vesting fully on the first anniversary of the grant date. In 2006, two of our seven non-employee directors elected to receive an option to acquire 2,065 shares of Common Stock and 601 restricted stock units in lieu of the $60,000 annual fee for the twelve month period beginning May 18, 2006.

For a description of director compensation prior to May 18, 2006, please review our proxy statement for our 2006 annual meeting of shareholders.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by each non-employee director in 2006.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Sarah A. Bany	4,000	29,019	141,824	3,500	178,343
Murrey R. Albers	67,500	10,360	105,404	3,004	186,268
Stephen E. Babson	52,500	10,360	123,160	1,754	187,774
Andy D. Bryant	63,000	10,360	44,826	3,500	121,686
Edward S. George	74,000	10,360	105,404	1,785	191,549
Walter T. Klenz	18,000	29,019	141,824	3,500	192,343
John W. Stanton	62,000	10,360	100,631	802	173,793

(1)	Annual cash fees are approved by the Compensation Committee and paid quarterly beginning on the date the director is elected by shareholders at our annual meeting of shareholders. As a result, fees earned or paid in cash during the 2006 fiscal year are less than the annual director fees described above because the Compensation Committee approved an increase in director compensation on May 18, 2006. This table does not include reimbursement for reasonable out-of-pocket expenses incurred in connection with meeting attendance. Ms. Bany and Mr. Klenz each received equity in lieu of $45,000 of the annual fees due to each of them for 2006 service and Mr. Babson received equity in lieu of $15,000 of the annual fees due to him for 2006 service. Equity grants in lieu of fees are included in the “Stock Awards” and “Option Awards” columns as described in footnote 2 below.

(2)	The amounts set forth in “Stock Awards” and “Option Awards” in the table above are the dollar amounts recognized for equity awards for financial statement reporting purposes in accordance with SFAS 123R. This includes amounts related to awards granted in and prior to 2006, and amounts related to awards received in lieu of fees. The following table sets forth the aggregate number of stock awards and the aggregate number of option awards outstanding at December 31, 2006, for each of our directors, as well as Grant Date Fair Value of 2006 Stock and Option Awards.

Name	Stock Awards Outstanding	Option Awards Outstanding	Grant Date Fair Value of Stock and Option Awards
Timothy P. Boyle	—	—	—
Gertrude Boyle	—	—	—
Sarah A. Bany	1,603	46,679	160,048
Murrey R. Albers	1,002	41,973	100,036
Stephen E. Babson	1,002	25,899	100,036
Andy D. Bryant	1,002	7,266	100,036
Edward S. George	1,002	35,880	100,036
Walter T, Klenz	1,603	41,429	160,048
John W. Stanton	1,002	17,766	100,036

The amounts set forth in “Grant Date Fair Value of Stock and Option Awards” are the total dollar amounts that may be recognized for each 2006 award for financial statement reporting purposes over the award’s vesting schedule in accordance with SFAS 123R. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our Common Stock in future periods. Assumptions used in the calculation of these amounts are described in Notes 2 and 13 of the Company’s consolidated financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2007.

(3)	The amounts set forth in “All Other Compensation” consist of the clothing allowance accepted by the respective director.

PROPOSAL 1: ELECTION OF DIRECTORS

A Board of nine directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR election of the following nominees: Mrs. Gertrude Boyle, Ms. Sarah A. Bany, and Messrs. Timothy P. Boyle, Murrey R. Albers, Stephen E. Babson, Andy D. Bryant, Edward S. George, Walter T. Klenz and John W. Stanton. Each nominee is now a director of the Company. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. The following table briefly describes the name, age and occupation of each of the nominees.

Name, Principal Occupation, and Other Directorships

Gertrude Boyle (age 83) has served as Chairman of the Board of Directors since 1970. Mrs. Boyle also served as the Company’s President from 1970 to 1988. Mrs. Boyle is Timothy P. Boyle and Sarah A. Bany’s mother.

Timothy P. Boyle (age 57) has served on the Board of Directors since 1978. Mr. Boyle joined the Company in 1971 as General Manager and has served as President and Chief Executive Officer since 1988. Mr. Boyle is also a member of the board of directors of Northwest Natural Gas Company and Widmer Brothers Brewing Company. Mr. Boyle is Gertrude Boyle’s son and Sarah A. Bany’s brother.

Sarah A. Bany (age 48) has served on the Board of Directors since 1988. Ms. Bany is a co-owner of Moonstruck Chocolate Company. From 1979 to August 1998, Ms. Bany held various positions at Columbia Sportswear Company, most recently as Director of Retail Stores. Ms. Bany is Gertrude Boyle’s daughter and Timothy P. Boyle’s sister.

Murrey R. Albers (age 65) became a director of the Company in July 1993. Mr. Albers is President and Chief Executive Officer of United States Bakery, a bakery with operations in Oregon, Washington, Idaho, Montana and California. Mr. Albers, who has been in his current position since June 1985, joined United States Bakery as general manager of Franz Bakery in 1975. Mr. Albers chairs the Compensation Committee.

Stephen E. Babson (age 56) became a director of the Company in July 2002. Mr. Babson has been a Principal of Endeavour Capital, a Northwest private equity firm, since April 2002. Before that, Mr. Babson was an attorney at Stoel Rives LLP. Mr. Babson joined Stoel Rives in 1978, was a partner from 1984 to February 2002, and served as its chairman from July 1999 to February 2002. Mr. Babson chairs the Nominating and Corporate Governance Committee.

Andy D. Bryant (age 56) became a director of the Company in 2005. Mr. Bryant is Executive Vice President and Chief Financial and Enterprise Services Officer of Intel Corporation. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation, became the Chief Financial Officer in February 1994, and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999. Mr. Bryant is a member of the board of directors of Kryptiq Corporation.

Edward S. George (age 70) became a director of the Company in 1989. For 30 years, until his retirement, Mr. George worked in the banking industry. From 1980 to 1990, he was President and Chief Executive Officer of Torrey Pines Bank and from 1991 to 1998 he served as a financial consultant. Mr. George also served as a director of First National Bank of San Diego until its sale in September 2002. Mr. George chairs the Audit Committee.

Walter T. Klenz (age 61) became a director of the Company in 2000. He served as Managing Director of Beringer Blass Wine Estates from 2001 until his retirement in 2005. Mr. Klenz became President and Chief

Executive Officer of Beringer Wine Estates in 1990, and Chairman of its board of directors in August 1997, and he served in those positions until the 2000 acquisition of Beringer Wine Estates by Foster’s Brewing Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as director of marketing for the Beringer brand. He is a member of the board of directors of Vintage Wine Trust.

John W. Stanton (age 51) became a director of the Company in 1997. Mr. Stanton is currently engaged in private investment activities, including Trilogy Equity Partners, which invests in small wireless-related companies, and Trilogy International Partners, which operates wireless systems in south and central America. Mr. Stanton served as Chief Executive Officer of Western Wireless Corporation and its predecessor companies from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. From 1994 to 2002, Mr. Stanton also served as Chief Executive Officer and Chairman of VoiceStream Wireless Corporation. Mr. Stanton is a member of the board of directors of Alltel Corporation and Hutchison Telecommunications International Limited.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR election of the nominees named in this proxy statement. If a quorum of shareholders is present at the annual meeting, the nine nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP as our independent auditors for the 2007 fiscal year, subject to ratification of the selection by our shareholders at our annual meeting. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they wish.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the 2007 fiscal year. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

ADDITIONAL INFORMATION

Shareholder Proposals to be Included in the Company’s Proxy Statement. To be considered for inclusion in proxy materials for our 2008 annual meeting of shareholders, a shareholder proposal must be received by the Company by December 22, 2007.

Shareholder Proposals Not in the Company’s Proxy Statement. Shareholders may present proposals for action at this annual meeting or at another annual meeting of shareholders in accordance with the Company’s bylaws, a copy of which is available upon written request to Columbia Sportswear Company, Attention: Peter J. Bragdon, Vice President, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2008 annual meeting of shareholders, to be timely, the notice must be received by the Company by January 21, 2008.

Shareholder Nominations for Director. Shareholders may nominate directly candidates for election to the Board of Directors at an annual meeting in accordance with the Company’s bylaws by delivering timely notice in writing to the Secretary, as described above. The notice must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company that are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the signed consent of each nominee to serve as a director of the Company if elected.

If the number of directors to be elected is increased and there is no public announcement naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by any increase) if delivered to the Secretary no later than the close of business on the tenth day following the day on which the public announcement is first made.

Shareholders may also nominate candidates for election to the Board of Directors at any special meeting of shareholders held for the purpose of electing directors in accordance with the bylaws by delivering timely notice to the Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to the Secretary not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the bylaws. If the officer does so, the officer shall so declare to the meeting and the defective nomination shall be disregarded.

By Order of the Board of Directors

/s/ Timothy P. Boyle
Timothy P. Boyle
President and Chief Executive Officer

Portland, Oregon

April 20, 2007

PROXY

COLUMBIA SPORTSWEAR COMPANY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 17, 2007

The undersigned hereby appoints Gertrude Boyle, Timothy P. Boyle, Patrick D. Anderson and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held May 17, 2007, or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Mark Here for Address Change or Comments SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

1. Election of Directors

Nominees:

01 Gertrude Boyle

02 Timothy P. Boyle

03 Sarah A. Bany

04 Murrey R. Albers

05 Stephen E. Babson

06 Andy D. Bryant

07 Edward S. George

08 Walter T. Klenz

09 John W. Stanton

For All

For All Except

Withhold All

AGAINST ABSTAIN

To withhold authority to vote for any nominee(s), mark “For All Except” and write the nominees’ name(s) or number(s) on the line below.

FOR

2. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2007.

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, this proxy will be voted FOR the election of the nominees for director and FOR proposal 2. The proxies may vote in their discretion as to other matters that may come before the meeting.

SIGNATURE Date: ,2007

NOTE: Please sign as name or names appear hereon. Joint owners should each sign. Corporate proxies should be signed in full corporate name by an authorized officer and attested. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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